Exhibit 99.2

News Release

Contacts:	Nick Childs, IQVIA Investor Relations (nick.childs@iqvia.com)
+1.973.316.3828
Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732

Sheila A. Stamps Joins IQVIA Board of Directors

RESEARCH TRIANGLE PARK, N.C – January 26, 2022 – IQVIA (NYSE:IQV) today announced the appointment of Sheila A. Stamps to its board of directors, effective today. Ms. Stamps brings more than four decades of strategic, governance and operational management experience. During her extensive career she held senior executive leadership positions in both public and private sector organizations, most recently as a senior investment advisor to the Comptroller of the State of New York for the NYS Common Retirement Fund and as Commissioner on the board of the New York State Insurance Fund, the state’s largest provider of worker’s compensation insurance. Prior to this, she was a Managing Director at Bank of America and Managing Director and Executive Management Committee Member at Bank One London (now, JPMorgan Chase).

Ms. Stamps currently serves on the boards of three public companies, including Pitney Bowes, Inc, a leading provider of global shipping & mailing solutions, where she has been a member of the Audit and Compensation committees since 2020; Atlas Air Worldwide Holdings, Inc., a global provider of aircraft and aviation services, since 2018 where she serves as Chair of the Audit and Finance committee; and MFA Financial, Inc, a residential mortgage REIT, where she is a member of the Compensation and Nominating & Governance committees. She previously served on the board of CIT Group, Inc., a publicly traded financial holding company, as a member of the Audit and Nominating & Governance committees from 2014 until its recent merger with First Citizens BancShares, Inc in January 2022.

“We are very pleased to welcome Sheila to our board of directors,” said Ari Bousbib, chairman and CEO, IQVIA. “Her mix of global experience within the public & private sectors and extensive corporate governance experience from her service on public boards across a diverse set of industries will strengthen our board and provide unique benefit to IQVIA.”

Ms. Stamps has a BS in Management Sciences from Duke University and an MBA, Finance, from the University of Chicago. She also completed a Fellowship at Harvard University’s Weatherhead Center for International Affairs. In 2021, she was recognized as a “Most Influential Black Corporate Directors” by Savoy Magazine and among the “2019 Most Influential Corporate Directors” by WomenInc. Magazine.

Following the appointment of Ms. Stamps, the IQVIA Board of Directors will be comprised of 11 directors, ten of whom are independent and four are women.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected Intelligence™ delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 77,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors, and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

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